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                         ACCOUNTS RECEIVABLE CREDIT AGREEMENT



     This Accounts Receivable Credit Agreement (the "Agreement") is made and entered into as of this ____ day of April, 1998, by and between SANWA BANK CALIFORNIA (the "Bank") and GOLDEN STATE VINTNERS (the "Borrower"), on the terms and conditions that follow:s

                                      SECTION 1

                                     DEFINITIONS

     1.01 CERTAIN DEFINED TERMS: Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

            (a) "ACCEPTABLE INVENTORY": shall mean inventory consisting of bulk wine and bottled wine as cased goods, but EXCLUDING: (i) inventory which is not owned by the Borrower free and clear of all security interests, liens, encumbrances or claims of any third party, excluding permitted liens; (ii) inventory which is not permanently located in the State of California; (iii) inventory which the Bank, in its sole discretion, deems to be obsolete, unsalable, damaged, defective or unfit for further processing; (iv) inventory that is used in the winery tasting room; (v) inventory which consists of bottled wine in the Borrower's possession more than 15 months from the date of bottling;
(vi) inventory which consists of bulk red wine in the Borrower's possession more than 36 months; and (vii) inventory which consists of bulk white wine in the Borrower's possession more than 24 months.

            (b) "ACCOUNT DEBTOR": shall mean the person or entity obligated to the Borrower upon an account.

            (c) "ADVANCE": shall mean an advance to the Borrower under the Line of Credit.

            (d) "BORROWING BASE": shall mean, as determined by the Bank from time to time, the lesser of: (i)the sum of (a) 80% of the aggregate amount of Eligible Accounts of the Borrower, plus (b) 65% of the lesser of actual costs incurred in connection with growing crops or projected costs of growing crops as reflected on the Crop Budget, plus (c) 50% of the Value of Acceptable Inventory; or (ii) $22,500,000.

            (e) "BUSINESS DAY": shall mean a day other than a Saturday or Sunday on which commercial banks are open for business in California.

            (f) "COLLATERAL": shall mean the property described in Section 4.01, together with any other personal or real property in which the Bank may be granted a lien or security interest to secure payment of the Obligations.

            (g) "CROP BUDGET": shall mean the crop budget dated ________ for the crop production year commencing on November 1, 1997and ending on October 31, 1998 (the "Current Crop Year, which budget is attached hereto as Exhibit "A" (the "Crop Budget").

            (h) "DEBT": shall mean, on a consolidated basis with Golden State Acquisition Corp., all liabilities of the Borrower less Subordinated Debt.

            (i) "EFFECTIVE TANGIBLE NET WORTH": shall mean, on a consolidated basis with Golden State Acquisition Corp., the Borrower's stated net worth plus Subordinated Debt but less all intangible assets (other than goodwill) of the Borrower (i.e., trademarks, patents, copyrights, organization expense and similar intangible items).

            (j) "ELIGIBLE ACCOUNT": shall mean, at any time, the gross amount, less returns, discounts, credits or offsets of any nature, of the trade accounts owing to the Borrower by Account Debtors containing selling terms not exceeding 30 days or extended selling terms not exceeding equal installments of 30, 60 and 90 days by any Account Debtor but excluding the following:


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                 (1)     Accounts with respect to which the Account Debtor is an
officer, employee or agent of the Borrower.

                 (2) Accounts with respect to which goods are placed on consignment, guarantied sale or other terms by reason of which the payment by the Account Debtor may be conditional.

                 (3) Accounts with respect to which the Account Debtor is not a resident of the United States except Cardia Brights of Canada and except to the extent such accounts are supported by adequate Eximbank insurance or other insurance acceptable to the Bank or by irrevocable letters of credit issued by banks satisfactory to the Bank.

                 (4) Accounts with respect to which the Account Debtor is the United States or any department or agency thereof.

                 (5) Accounts with respect to which the Account Debtor is a subsidiary of, or affiliated with, the Borrower or its shareholders, officers or directors.

                 (6) Accounts with respect to which the Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower.

                 (7) That portion of the accounts of any single Account Debtor that exceeds 15% of all of the Borrower's accounts, other than the following Account Debtors: Heublein, Wine World (Beringer), Sebastiani, Sutter Home, Gallo Winery, Kendall Jackson Winery, Canandaigua Wine Company, Cardia Brights, and Vie-Del.

                 (8) Accounts which have not been paid in full within 60 days from the date payment was due or 90 days from the original date of invoice, whichever is less.

                 (9) All accounts of any single Account Debtor if 25% or more of the dollar amount of all such accounts are represented by accounts which have not been paid in full within 60 days from the date payment was due or 90 days from the original date of invoice, whichever is less.

                 (10) Accounts which are subject to dispute, counterclaim or setoff.

                 (11) Accounts with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor.

                 (12) Accounts with respect to which the Bank, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory.

                 (13) Accounts of any Account Debtor who has filed or had filed against it a petition in bankruptcy, or an application for relief under any provision of any state or federal bankruptcy, insolvency or debtor-in-relief acts; or who has had appointed a trustee, custodian or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due.

            (k) "ERISA": shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

            (l)  "EVENT OF DEFAULT":  shall have the meaning set forth in
Section 8.

            (m) "EXPIRATION DATE": shall mean March 5, 1999, or the date of termination of the Bank's commitment to lend under this Agreement pursuant to
Section 8, whichever shall occur first.

            (n) "INDEBTEDNESS": shall mean, with respect to the Borrower, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss and (ii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, reported as capital leases in respect of which the Borrower is liable, contingently or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss.


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            (o)  "LINE OF CREDIT":  shall mean the credit facility described in
Section 2.

            (p) "OBLIGATIONS": shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement including, but not limited to, the unpaid principal amount of Advances.

            (q) "PERMITTED LIENS": shall mean: (i) liens and security interests securing indebtedness owed by the Borrower to the Bank; (ii) liens for taxes, assessments or similar charges either not yet due or being contested in good faith; (iii) liens of materialmen, mechanics, warehousemen, carriers or grape suppliers or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure Indebtedness outstanding on the date hereof or permitted to be incurred under Section 7.09 hereof; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; (vi) liens and encumbrances securing indebtedness of up to $45,000,000 owed to other financial institutions;
(vii) liens and security interests in connection with capital expenditures of up to $6,000,000 in any one fiscal year, excluding any capital expenditures associated with grafting and or planting programs; and (viii) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower's assets.

            (r) "REFERENCE RATE": shall mean an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate and as to which loans may be made by the Bank at, below or above such reference rate.

            (s) "SUBORDINATED DEBT": shall mean such liabilities of the Borrower which have been subordinated to those owed to the Bank in a manner acceptable to the Bank.

            (t) "VALUE": shall mean the lesser of the Borrower's cost of Acceptable Inventory or the wholesale market value thereof in such quantities and on such terms as the Bank in its sole discretion may deem appropriate, less any grower payables.

     1.02 ACCOUNTING TERMS: All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

     1.03 OTHER TERMS: Other terms not otherwise defined shall have the meanings attributed to such terms in the California Commercial Code.

                                      SECTION 2

                                  THE LINE OF CREDIT

     2.01 THE LINE OF CREDIT: On terms and conditions as set forth herein, the Bank agrees to make Advances to the Borrower from time to time from the date hereof to the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed the Borrowing Base. Within the foregoing limits, the Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.01.

     2.02 MAKING LINE ADVANCES: Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Bank or (ii) when paid in accordance with the Borrower's written instructions. Subject to the requirements of Section 4, Advances shall be made by the Bank upon telephonic or written request in form acceptable to the Bank received from the Borrower, which request shall be received not later than 2:30 p.m. (California time) on the date specified for such Advance, which date shall be a Business Day. Requests for Advances received after such time may, at the Bank's option, be deemed to be a request for an Advance to be made on the next succeeding Business Day.

     2.03   MANDATORY REPAYMENTS:

            (a) If at any time the aggregate principal amount of the outstanding Advances shall exceed the applicable Borrowing Base, the Borrower hereby promises and agrees, immediately upon written or telephonic notice from the Bank, to


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pay to the Bank an amount equal to the difference between the outstanding principal balance of the Advances and the Borrowing Base.

            (b) On the Expiration Date, the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon.

     2.04 INTEREST ON ADVANCES: Interest shall accrue from the date of each Advance under the Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrower pursuant to paragraph 2.05 or paragraph 2.06 below:

                 1. VARIABLE RATE ADVANCES: A variable rate equivalent to the Reference Rate per annum (the "Variable Rate"). Interest shall be adjusted concurrently with any change in the Reference Rate. An Advance based upon the Variable Rate is hereinafter referred to as a "Variable Rate Advance".

                 2. FIXED RATE ADVANCES: A fixed rate quoted by the Bank for 30, 60, 90, 120, 180 or 360 days or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) [the "Interest Period"] for Advances in the minimum amount of $250,000 and in $250,000 increments thereafter. Such interest rate shall be a percentage approximately equivalent to 1.70% in excess of the rate which the Bank determines in its sole and absolute discretion to be equal to the Bank's cost of acquiring funds (adjusted for any and all assessments, surcharges and reserve requirements pertaining to the Bank's borrowing or purchase of such funds) in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant Interest Period (the "Fixed Rate"). An Advance based upon the Fixed Rate is hereinafter referred to as a "Fixed Rate Advance".

                 3. EURODOLLAR ADVANCES: A fixed rate quoted by the Bank for 30, 60, 90, 120, or 180 days or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) [the "Eurodollar Interest Period"] for Advances in the minimum amount of $250,000 and in $250,000 increments thereafter. Such interest rate shall be a percentage approximately equivalent to 1.70% in excess of the Bank's Eurodollar Rate which is that rate determined by the Bank's Treasury Desk as being the approximate rate at which the Bank could purchase offshore U.S. dollar deposits in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant Eurodollar Interest Period (adjusted for any and all assessments, surcharges and reserve requirements pertaining to the purchase by the Bank of such U.S. dollar deposits) [the "Eurodollar Rate"]. An Advance based upon the Eurodollar Rate is hereinafter referred to as the "Eurodollar Advance".

                 Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

                 Interest on Variable Rate Advances, Eurodollar Advances and Fixed Rate Advances shall be paid in monthly installments commencing on the fifth day of the month following the date of the first such Advance and continuing on the fifth day of each month thereafter.

                 If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

     2.05 NOTICE OF ELECTION TO ADJUST INTEREST RATE: The Borrower may elect:

                 1. That interest on a Variable Rate Advance shall be adjusted to accrue at the Fixed Rate or the Eurodollar Rate; provided, however, that such notice shall be received by the Bank no later than the same business day as the day (which shall be a business day) on which the Borrower requests that interest be adjusted to accrue at the Fixed Rate.

                 2. That interest on a Fixed Rate Advance or Eurodollar
Advance shall continue to accrue at a newly quoted Fixed Rate or Eurodollar Rate or shall be adjusted to commence to accrue at the Variable Rate; provided, however, that such notice shall be received by the Bank no later than two business days prior to the last day of the Interest Period pertaining to such Fixed Rate Advance. If the Bank shall not have received notice (as prescribed herein) of the Borrower's election that interest on any Fixed Rate Advance or Eurodollar Rate shall continue to accrue at the newly quoted Fixed Rate or Eurodollar Rate as the case may be the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the relevant Interest Period or Eurodollar Interest Period


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pertaining to such Advance.

     2.06 PREPAYMENT: The Borrower may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that: (i) any partial prepayment shall first be applied, at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the Fixed Rate or Eurodollar Rate, no prepayment shall be made except on a day which is the last day of the Interest Period or Eurodollar Interest Period pertaining thereto. If the whole or any part of any Fixed Rate Advance or Eurodollar Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs and any loss (including interest) actually incurred by the Bank and any loss (including loss of profit resulting from the re-employment of funds) sustained by the Bank as a consequence of such prepayment.

     2.07 INDEMNIFICATION FOR FIXED RATE AND EURODOLLAR RATE COSTS: During any period of time in which interest on any Advance is accruing on the basis of the Fixed Rate or the Eurodollar Rate the Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the Fixed Rate or Eurodollar Rate.

     2.08 CONVERSION FROM FIXED RATE OR EURODOLLAR RATE TO VARIABLE RATE: In the event that the Bank shall at any time determine that the accrual of interest on the basis of the Fixed Rate or Eurodollar Rate (i) is infeasible because the Bank is unable to determine the Fixed Rate or Eurodollar Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant Interest Period or Eurodollar Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event the relevant Fixed Rate Advance or Eurodollar Advance, shall be deemed to be a Variable Rate Advance and interest shall thereupon immediately accrue at the Variable Rate.

     2.09 LINE ACCOUNT:

            (a) The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the Line of Credit (the "Line Account"). The Bank shall provide the Borrower with a monthly statement of the Borrower's Line Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.

            (b) The Borrower hereby authorizes the Bank, if and to the extent payment owed to the Bank under the Line of Credit is not made when due, to charge, from time to time, against any or all of the Borrower's deposit accounts with the Bank any amount so due.

     2.10 LATE PAYMENT: If any payment of principal (other than a principal payment due pursuant to Section 2.03(b)) or interest, or any portion thereof, under this Agreement is not paid within ten (10) calendar days after it is due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

                                      SECTION 3

                                  LETTERS OF CREDIT

     3.01 LETTER OF CREDIT FACILITY: Subject to the terms of the Agreement and those contained herein, the Bank agrees to issue stand-by letters of credit (each a "Letter of Credit") on behalf of the Borrower. At no time, however, shall the total face amount of all Letters of Credit outstanding, less any partial draws paid by the Bank, exceed the sum of $3,000,000 and, together with the total principal amount of all Advances, exceed the Borrowing Base.

            (a) Upon the Bank's request, the Borrower shall promptly pay to the Bank issuance fees of 1.5% of the face amount of each Letter of Credit and such other fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Letter of Credit.


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            (b)  The commitment by the Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date and no Letter of Credit shall expire on a date which is after the Expiration Date.

            (c) Each Letter of Credit shall be in form and substance satisfactory to the Bank and in favor of beneficiaries satisfactory to the Bank, provided that the Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

            (d) Prior to the issuance of each Letter of Credit, but in no event later than 10:00 a.m. (California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Bank a duly executed form of the Bank's standard form of application for issuance of a Letter of Credit with proper insertions.

            (e) The Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit.

                                      SECTION 4

                                      COLLATERAL

     4.01 THE COLLATERAL: To secure payment and performance of all the Borrower's Obligations under this Agreement and all other liabilities, loans, guarantees, covenants and duties owed by the Borrower to the Bank, whether or not evidenced by this or by any other agreement, absolute or contingent, due or to become due, now existing or hereafter and howsoever created, the Borrower hereby grants the Bank a security interest in and to all of the following property (the "Collateral"):

            (a) All inventory now owned or hereafter acquired by the Borrower, including, but not limited to, all raw materials, work in process, finished goods, merchandise, parts and supplies of every kind and description, including inventory temporarily out of the Borrower's custody or possession, together with all returns on accounts.

            (b) All accounts, contract rights and general intangibles now owned or hereafter created or acquired by the Borrower, including, but not limited to, all receivables, goodwill, trademarks, trade styles, trade names, patents, patent applications, software, customer lists and business records.

            (c) All documents, instruments and chattel paper now owned or hereafter acquired by the Borrower.

            (d) All monies, deposit accounts, certificates of deposit and securities of the Borrower now or hereafter in the Bank's or its agents' possession.

            (e) All crops now growing or hereafter to be grown, together with all products and proceeds thereof (the "Crops"), on that certain real property described in the attached Exhibit "B" (the "Real Property").

            (f) All farm products now owned or hereafter acquired by or for the benefit of the Borrower consisting of supplies used or produced in the farming operations of the Borrower.

            (g) All of Borrower's now existing or hereafter acquired water rights of every kind and description, whether appurtenant, riparian or prescriptive or arising by virtue of any contract or other agreement.

            (h) All proceeds of the Collateral, including but not limited to, all accounts, contract rights, documents, instruments and chattel paper resulting from the sale or disposition of the Collateral.

     The Bank's security interest in the Collateral shall be a continuing lien and shall include the proceeds and products of the Collateral including, but not limited to, the proceeds of any insurance thereon.

                                      SECTION 5


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                                CONDITIONS OF LENDING

     5.01 CONDITIONS PRECEDENT TO THE INITIAL ADVANCE: The obligation of the Bank to make the initial Advance and the first extension of credit to or on account of the Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such initial Advance and such first extension of credit all of the following, in form and substance satisfactory to the Bank:

            (a) Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

            (b) Continuing guaranty in favor of the Bank executed by Golden State Acquisition Corp., together with evidence that the execution, delivery and performance by the guarantor has been duly authorized and a subordination agreement subordinating indebtedness of the Borrower owed to the Grape Group, Inc. to indebtedness of the Borrower owed to the Bank and an executed UCC-1 financing statement.

            (c) The Bank shall have conducted an audit of the Borrower's books, records and operations and the Bank shall be satisfied as to the condition thereof.

            (d) Payment of all out-of-pocket expenses of Bank in connection with the preparation and negotiation of this Agreement.

            (e) Such other evidence as the Bank may request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

     5.02 CONDITIONS PRECEDENT TO ALL ADVANCES: The obligation of the Bank to make each Advance and each other extension of credit to or on account of the Borrower (including the initial Advance and the first extension of credit) shall be subject to the further conditions precedent that, on the date of each Advance or each extension of credit and after the making of such Advance or extension of credit:

            (a)  The Bank shall have received the documents set forth in
Section 7.06(c).

            (b) The Bank shall have received such supplemental approvals, opinions or documents as the Bank may reasonably request.

            (c) The representations contained in Section 6 and in any other document, instrument or certificate delivered to the Bank hereunder are correct.

            (d) No event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an Event of Default.

            (e) The security interest in the Collateral has been duly authorized, created and perfected with first priority and is in full force and effect.

     The Borrower's acceptance of the proceeds of any Advance or the Borrower's execution of any document or instrument evidencing or creating any Obligation hereunder shall be deemed to constitute the Borrower's representation and warranty that all of the above statements are true and correct.

                                      SECTION 6

                            REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

     6.01 STATUS: The Borrower is a corporation duly organized and validly existing under the laws of the State of California and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Borrower is


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doing business, and where the failure to so qualify or comply would have a material adverse effect upon the Borrower or its business.

     6.02 AUTHORITY: The execution, delivery and performance by the Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower;
(ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws.

     6.03 LEGAL EFFECT: This Agreement constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

     6.04 FICTITIOUS TRADE STYLES: All fictitious trade styles used by the Borrower in connection with its business operations and each state in which each such fictitious trade style is used are listed below. The Borrower shall notify the Bank not less than 30 days prior to effecting any change in the matters described below or prior to using any other fictitious trade style at any future date, indicating the trade style and state(s) of its use.

                 TRADE STYLE                           STATE OF USE

                 See attached Exhibit "C"                        California

     6.05 FINANCIAL STATEMENTS: All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct and have been or will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent in accordance with such principals the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

     6.06 LITIGATION: Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's properties before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower's financial condition or operations or on the Collateral.

     6.07 TITLE TO ASSETS: The Borrower has good and marketable title to all of its assets (including, but not limited to, the Collateral) and the same are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

     6.08 ERISA: If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

     6.09 TAXES: The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

     6.10 ACCOUNTS: Each Eligible Account represents a bona fide sale conforming to the requirements of Section 1.01(j).

     6.11 ENVIRONMENTAL COMPLIANCE: The Borrower has implemented and complied in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or environmental conditions. There are no suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or its property claiming violations of any federal, state or local law, ordinance, statute or regulation relating to hazardous or toxic wastes, substances or related materials.


                                         8 -

     6.12   INVENTORY:

            (a) The value of the inventory is, as of the date of any such schedule of inventory, as reflected in such schedule.

            (b) The value of the inventory is determined on the basis of first-in, first-out.

            (c) The Borrower keeps correct and accurate records itemizing and describing the kind, type, quality and quantity of inventory, the Borrower's cost therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto.

            (d) All inventory is of good and merchantable quality, free from known defects.

            (e) The inventory is not stored with a bailee, warehouseman or similar party, other than up to 10% of Borrower's inventory.

            (f) The Borrower is not a "retail merchant" as defined in the California Commercial Code.

     6.13 WATER: As of the date of this Agreement, sufficient water is available and is projected to be available, from verifiable surface and ground water sources, to conduct operations as described in the most recent Crop Budget submitted by Borrower to the Bank or to conduct operations materially similar to prior years' operations as evidenced by information provided by any Borrower to the Bank. Borrower has filed with all governmental agencies, all notices and other documents required under Federal, state and local laws and regulations in connection with the supply of water to and use of water upon the Real Property.

                                      SECTION 7

                                      COVENANTS

The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower will, unless the Bank shall otherwise consent in writing:

     7.01   PRESERVATION OF EXISTENCE; COMPLIANCE WITH APPLICABLE LAWS:
Maintain and preserve its existence and all rights and privileges now enjoyed; not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization other than the merger of subsidiaries of the Borrower or acquisitions which qualify as capital expenditures under Section
7.16 hereof; and conduct its business and operations in accordance with all applicable laws, rules and regulations.

     7.02 MAINTENANCE OF INSURANCE: Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be required by the Bank. All such insurance shall be in form and amount and with companies satisfactory to the Bank, including, but not limited to key-man life insurance in the minimum amount of $8,000,000 on the life of Jeffrey B. O'Neill. With respect to insurance covering properties in which the Bank maintains a security interest or lien, such insurance shall name the Bank as loss payee pursuant to a loss payable endorsement satisfactory to the Bank and shall not be altered or canceled except upon 10 days' prior written notice to the Bank. Upon the Bank's request, the Borrower shall furnish the Bank with the original policy or binder of all such insurance.

     7.03 MAINTENANCE OF COLLATERAL AND OTHER PROPERTIES: Except for Permitted Liens, keep and maintain the Collateral free and clear of all levies, liens, encumbrances and security interests (including, but not limited to, any lien of attachment, judgment or execution) and defend the Collateral against any such levy, lien, encumbrance or security interest; comply with all laws, statutes and regulations pertaining to the Collateral and its use and operation; execute, file and record such statements, notices and agreements, take such actions and obtain such certificates and other documents as necessary to perfect, evidence and continue the Bank's security interest in the Collateral and the priority thereof; maintain accurate and complete records of the Collateral which show all sales, claims and allowances; and properly care for, house, store and maintain the Collateral in good condition, free of misuse, abuse and deterioration, other than normal wear and tear. The Borrower shall also maintain and preserve all its properties in good working order and condition in accordance with the general practice of other businesses of similar character and size, ordinary wear and tear excepted.


                                         9 -

     7.04 PAYMENT OF OBLIGATIONS AND TAXES: Make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency. For purposes hereof, the Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

     7.05 INSPECTION RIGHTS: At any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower with any employee or representative thereof. If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, all at the Borrower's expense, the amount of which shall be payable immediately upon demand. In addition, the Bank may, at any reasonable time and from time to time, and upon notice to Borrower, conduct semi-annual inspections and annual audits of the Collateral and the Borrower's accounts payable, the cost and expenses of which shall be paid by the Borrower to the Bank upon demand.

     7.06 REPORTING AND CERTIFICATION REQUIREMENTS: Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

            (a) Not later than 120 days after the end of each of the Borrower's fiscal years, a copy of the annual audited financial report of the Borrower for such year, prepared by a firm of certified public accountants acceptable to Bank.

            (b) Not later than 45 days after the end of each month, the Borrower's financial statement as of the end of such month and a crop position report comparing actual expenditures on growing crops to projected expenditures in the Crop Budget.

            (c) Not later than 25 days after the end of each month (i) a borrowing base certificate in the form acceptable to Bank ("Borrowing Base Certificate"), executed by Borrower and certifying the value of the Borrowing Base as of the last day of the preceding month; and, (ii) an accounts receivable aging indicating the amount of total accounts receivable which are current, 31 to 60 days past the date of invoice, 61 to 90 days past the date of invoice, and the amount over 90 days past the date of invoice and (iii) a schedule of actual costs incurred in connection with growing crops; and (iv) an aging of accounts payable specifying separately trade payables and grower payables and indicating the amount of such payables which are current, 31 to 60 days past the date of invoice, 61 to 90 days past the date of invoice, and the amount over 90 days past the date of invoice; and, (v) a schedule of Acceptable Inventory specifying the Value and aging thereof, and such other matters and information relating to the Borrower's inventory as the Bank may request.

            Notwithstanding the foregoing Section 7.06 (c) and following an Event of Default hereunder, Bank, at its sole discretion, may require Borrower to submit daily or at such other time as required by the Bank: (i) a transaction report and schedule of accounts receivable which indicates all sales made and all collections received for each such day; (ii) all remittances and collections of accounts in kind and without commingling to be applied to the payment of the Borrower's Obligations on the next Business Day following receipt thereof; provided, however, that if such amounts are received in a form other than cash or bank wire, the Bank may withhold application of such amounts for such time to the extent permitted by law as the Bank, in its sole discretion, deems reasonable to allow for collection and provided further that any remittances and collections received by the Bank later than 2:00 p.m. (California time) on any day shall be deemed received on the next succeeding Business Day; and (iii) clear and legible copies of all invoices or sales receipts evidencing the sale of goods or services by the Borrower; and (iv) a schedule of Acceptable Inventory specifying the Value thereof, and such other matters and information relating to the Borrower's inventory as the Bank may request and (v) a schedule of actual costs incurred in connection with growing crops.

            (d) Promptly upon the Bank's request, such other information pertaining to the Borrower, the Collateral or any guarantor hereunder as the Bank may reasonably request.

     7.07 PAYMENT OF DIVIDENDS: Not declare or pay any dividends on any common stock now or hereafter outstanding except dividends payable solely in the Borrower's capital stock and except up to $1,300,000 on preferred stock in any one fiscal year.

     7.08 REDEMPTION OR REPURCHASE OF STOCK: Not redeem or repurchase any class of the Borrower's stock now or hereafter outstanding except that Borrower may redeem up to 100% of its issued and outstanding senior preferred stock.


                                         10 -

     7.09 ADDITIONAL INDEBTEDNESS: Not, and not permit any subsidiary of the Borrower to, after the date hereof, create, incur or assume, directly or indirectly, any additional Indebtedness other than (i) Indebtedness owed or to be owed to the Bank or (ii) Indebtedness to trade creditors incurred in the ordinary course of the Borrower's business or (iii) an aggregate Indebtedness of up to $45,000,000 owed to Gallo Winery, Prudential Life Insurance Company and John Hancock Mutual Life Insurance Company or (iv) Indebtedness secured by a Permitted Lien or (v) Indebtedness in respect of deferred taxes or (vi) Indebtedness to growers representing the deferred purchase price for inventory or (vi) Indebtedness of up to $500,000 owed to Vintners International Company, Inc., or (vii) Indebtedness of up to $6,000,000 in connection with capital expenditures.

     7.10 LOANS: Not make any loans or advances or extend credit to any third person, including, but not limited to, directors, officers, shareholders, partners, employees, affiliated entities and subsidiaries of the Borrower, except for credit extended in the ordinary course of the Borrower's business as presently conducted and except up to $300,000 in any one fiscal year.

     7.11 LIENS AND ENCUMBRANCES: Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust, or other lien (including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower's properties, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except for Permitted Liens or as otherwise provided in this Agreement.

     7.12 TRANSFER ASSETS: Not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets (including, but not limited to, the Collateral) except in the ordinary course of business as presently conducted by the Borrower and, then, only for full, fair and reasonable consideration, and except up to $250,000 of assets for any reason in any one fiscal year.

     7.13 CHANGE IN NATURE OF BUSINESS: Not make any material change in its financial structure or the nature of its business as existing or conducted as of the date hereof.

     7.14   FINANCIAL CONDITION:  Maintain at all times:

            (a) A minimum net profit after tax at each fiscal year-end of at least $1.00.

            (b) A ratio of Debt to Effective Tangible Net Worth of not more than 3.50 to 1 at each fiscal year-end.

            (c)  A minimum working capital of not less than $12,000,000.

            (d) A ratio of the sum of net profit after tax plus depreciation, amortization and other non-cash transactions to the current portion of long-term Debt plus preferred stock dividends of not less than 1.25 to 1 at each fiscal year-end.

     Notwithstanding anything herein to the contrary, the consolidated financial statements of Golden State Acquisition Corp. shall be used for purposes of determining compliance with Section 7.14 (b) hereof.

     7.15 COMPENSATION OF EMPLOYEES: Compensate its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

     7.16 CAPITAL EXPENSE: Not make any fixed capital expenditure or any commitment therefor, including, but not limited to, incurring liability for leases which would be, in accordance with generally accepted accounting principles, reported as capital leases, or purchase any real or personal property in an aggregate amount exceeding $6,000,000 in any one fiscal year, excluding capital expenditures in connection with the Borrower's grafting and replanting of vineyards.

     7.17 RENTALS. Not incur liability (in addition to that incurred as of the date of this Agreement) for the payment of, or pay, rentals for the renting, leasing or use of real or personal property in an aggregate amount exceeding $1,500,000 in any one fiscal year.

     7.18 NOTICE: Give the Bank prompt written notice of any and all (i) Events of Default; (ii) litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $100,000 or which affects the Collateral; and (iii) other matters which have resulted in, or might result in a material adverse change in the Collateral or the financial condition or business operations of the Borrower.

     7.19   ENVIRONMENTAL COMPLIANCE.  The Borrower shall:


                                         11 -

            (a) Implement and comply in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or to environmental conditions.

            (b) Not own, use, generate, manufacture, store, handle, treat, release or dispose of any hazardous or toxic wastes, substances or related materials, except in accordance with applicable requirements of law.

            (c) Give prompt written notice of any discovery of or suit, proceeding, claim, dispute, threat, inquiry or filing respecting hazardous or toxic wastes, substances or related materials.

            (d) At all times indemnify and hold harmless Bank from and against any and all liability arising out of the use, generation, manufacture, storage, handling, treatment, disposal or presence of hazardous or toxic wastes, substances or related materials, by Borrower.

     7.20   INVENTORY:

            (a) Except as provided herein below, the Borrower's inventory shall, at all times, be in the Borrower's physical possession, shall not be held by others on consignment, sale on approval, or sale or return and shall be kept only at: 38558 Rd. 128, Cutler, CA 93615; 8418 South Lac Jac Ave., Parlier, CA 93648; 7409 W. Central Ave., Fresno, CA 93706; 401 S. St. Helena Hwy., St. Helena, CA 94574; 1777 Metz Road, Soledad, CA 93960; and 1075 Golden Gate Drive, Napa, CA 94559.

            (b) The Borrower shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of inventory, the Borrower's cost therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto, all of which records shall be available to the Bank or any representative thereof with prior notice and during normal business hours upon demand for inspection and copying thereof at any reasonable time.

            (c) All inventory shall be of good and merchantable quality, free from defects.

            (d) The inventory shall not at any time or times hereafter be stored with a bailee, warehouseman or similar party without the Bank's prior written consent, other than up to 10% of Borrower's inventory and, in such event, the Borrower will concurrently therewith cause any such bailee, warehouseman or similar party to issue and deliver to the Bank, in form acceptable to the Bank, warehouse receipts in the Bank's name evidencing the storage of inventory.

            (e) At any reasonable time and from time to time, allow Bank to have the right, upon demand, to inspect and examine inventory and to check and test the same as to quality, quantity, value and condition and the Borrower agrees to reimburse the Bank for the Bank's reasonable costs and expenses in so doing.


     7.21   CARE AND PRESERVATION OF THE CROPS.

                 (1) Attend to and care for the Crops and do or cause to be done any and all acts that may at any time be appropriate or necessary to grow, farm, cultivate, irrigate, fertilize, fumigate, prune, harvest, pick, clean, preserve and protect the Crops.

                 (2) Not commit or suffer to be committed any waste of or damage to the Crops.

                 (3) Permit the Bank and any of its agents, employees or representatives to enter upon the Real Property at any reasonable time and upon prior notice and during normal business hours for the purpose of examining and inspecting the Crops and the Real Property.

                 (4) Harvest and prepare the Crops for market and promptly notify the Bank when any of the Crops are ready for market.

                 (5) Keep the Crops separate and always capable of identification.

     7.22 EVIDENCE OF WATER AVAILABILITY. At such times as the Bank may request, to deliver to the Bank a certificate


                                         12 -
stating that the amount of water available and projected to be available is sufficient to conduct operations as described in Borrower's Crop Budget or operations materially similar to prior years' operations, as evidenced by information provided by the Borrower to the Bank. Such certificate shall be signed, at the Bank's option, either by the Borrower or by an independent third party, such as an officer of the Borrower's water district or other supplier of water.

                                      SECTION 8

                                  EVENTS OF DEFAULT

Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

     8.01 NON-PAYMENT: The Borrower shall fail to pay any Obligations within 10 days of when due or any drawing under any Letter of Credit when due.

     8.02 PERFORMANCE UNDER THIS AND OTHER AGREEMENTS: The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement evidencing or relating to any indebtedness of the Borrower greater than $250,000.00 (whether such indebtedness is owed to the Bank or third persons other than trade creditors), and any such failure (exclusive of the failure to pay money to the Bank under this Agreement which results in an event of default or under any other instrument, document or agreement with the Bank, which failure shall constitute and be an immediate Event of Default if not paid when due or when demanded to be due following the expiration of any applicable grace period) shall continue for more than 30 days after written notice from the Bank to the Borrower of the existence and character of such Event of Default.

     8.03 REPRESENTATIONS AND WARRANTIES; FINANCIAL STATEMENTS: Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

     8.04 INSOLVENCY: The Borrower or any guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (vii) any receiver, custodian or trustee shall have been appointed for all or substantial part of its properties, assets or businesses and shall not be discharged within 60 days after the date of such appointment.

     8.05 EXECUTION: Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 60 days after the issuance or attachment of such writ or lien.

     8.06 REVOCATION OR LIMITATION OF GUARANTY: Any guaranty shall be revoked or limited or its enforceability or validity shall be contested by any guarantor, by operation of law, legal proceeding or otherwise or any guarantor who is a natural person shall die.

     8.07 SUSPENSION: The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any material permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted.

     8.08 CHANGE IN OWNERSHIP: There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary to), or an agreement shall be entered into to do so with, any Person or group of Persons (as such terms are defined pursuant to Federal securities laws) with respect to more than 19% of the issued and outstanding capital stock of the Borrower and, as a result thereof, such Person or group of Persons has the ability to direct or cause the direction of the management and policies of the Borrower, provided however, that any initial publice offfering of the Borrower's capital stock shall not be deemed to be a change in ownership hereunder.


                                         13 -

     8.10 WATER QUALITY/AMOUNT. The Borrower's water is or is projected to be insufficient in amount or unsuitable in quality, as determined by the Bank in either case, to conduct operations as described in Borrower's most recent Crop Budget or projections or by information provided by Borrower to the Bank.


                                      SECTION 9

                                 REMEDIES ON DEFAULT

Upon the occurrence of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

     9.01 ACCELERATION: Declare any or all of the Borrower's indebtedness owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

     9.02 CEASE EXTENDING CREDIT: Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

     9.03 TERMINATION: Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

     9.04   NOTIFICATION OF ACCOUNT DEBTORS:

            (a) Notify any Account Debtor, any buyers or transferee of the Collateral or any other persons of the Bank's interest in the Collateral and the proceeds thereof.

            (b) Sign the Borrower's name (which authority the Borrower hereby irrevocably and unconditionally grants to the Bank) on any invoice or bill of lading relating to accounts or other drafts against the Account Debtors, notify post office authorities to change the address for delivery of mail addressed to the Borrower to such address as the Bank may designate and take possession of and open mail addressed to the Borrower and remove therefrom, proceeds of and payments on the Collateral, and demand, receive and endorse payment and give receipts, releases and satisfactions for and sue for all money payable to the Borrower.

            (c) Require the Borrower to indicate on the face of all invoices (or such other documentation as may be specified by the Bank relating to the sale, delivery or shipment of goods giving rise to the account) that the account has been assigned to the Bank and that all payments are to be made directly to the Bank at such address as the Bank may designate.

     9.05 PROTECTION OF SECURITY INTEREST: Make such payments and do such acts as the Bank, in its sole judgment, considers necessary and reasonable to protect its security interest or lien in the Collateral. The Borrower hereby irrevocably authorizes the Bank to pay, purchase, contest or compromise any encumbrance, lien or claim which the Bank, in its sole judgment, deems to be prior or superior to its security interest. Further, the Borrower hereby agrees to pay to the Bank, upon demand therefor, all expenses and expenditures (including reasonable attorneys' fees) incurred in connection with the foregoing.


                                         14 -

     9.06 FORECLOSURE: Enforce any security interest or lien given or provided for under this Agreement or under any security agreement, mortgage, deed of trust or other document, in such manner and such order, as to all or any part of the properties subject to such security interest or lien, as the Bank, in its sole judgment, deems to be necessary or appropriate and the Borrower hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest or lien, the Bank is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with the Borrower's records pertaining thereto, or the Bank may require the Borrower to assemble the Collateral and records pertaining thereto and make such Collateral and records available to the Bank at a place designated by the Bank. The Bank may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of the sale, which sale shall be on such terms and conditions and conducted in such manner as the Bank determines in its sole judgment to be commercially reasonable. Any deficiency which exists after the disposition or liquidation of the Collateral shall be a continuing liability of the Borrower to the Bank and shall be immediately paid by the Borrower to the Bank.

     9.07 LETTERS OF CREDIT: The Bank may, at its sole and absolute discretion and in addition to any other remedies available to it hereunder or otherwise, require the Borrower to pay immediately to the Bank, for application against drawings under any outstanding Letters of Credit, the outstanding principal amount of any such Letters of Credit which have not expired. Any portion of the amount so paid to the Bank which is not applied to satisfy draws under any such Letters of Credit or any other obligations of the Borrower to the Bank shall be repaid to the Borrower without interest.

     9.08 NON-EXCLUSIVITY OF REMEDIES: Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

     9.09 APPLICATION OF PROCEEDS: All amounts received by the Bank as proceeds from the disposition or liquidation of the Collateral shall be applied to the Borrower's indebtedness to the Bank as follows: first, to the costs and expenses of collection, enforcement, protection and preservation of the Bank's lien in the Collateral, including court costs and reasonable attorneys' fees, whether or not suit is commenced by the Bank; next, to those costs and expenses incurred by the Bank in protecting, preserving, enforcing, collecting, liquidating, selling or disposing of the Collateral; next, to the payment of accrued and unpaid interest on all of the Obligations; next, to the payment of the outstanding principal balance of the Obligations; and last, to the payment of any other indebtedness owed by the Borrower to the Bank. Any excess Collateral or excess proceeds existing after the disposition or liquidation of the Collateral will be returned or paid by the Bank to the Borrower.

                                      SECTION 10

                                    MISCELLANEOUS

     10.01 AMOUNTS PAYABLE ON DEMAND: If the Borrower shall fail to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower having so failed to pay such amount, create an Advance under the Line of Credit in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided under the Line of Credit.

     10.02 DEFAULT INTEREST RATE: The Borrower shall pay the Bank interest on any indebtedness or amount payable under this Agreement, if an Event of Default has occurred or is continuing, at a rate which is 3% in excess of the rate otherwise provided under this Agreement.

     10.03 DISPOSAL OF INVOICES: All documents, schedules, invoices or other papers received by the Bank from the Borrower may be destroyed or disposed of 6 months after receipt by the Bank, unless the Borrower requests in writing the return thereof, which shall be done at the Borrower's expense.

     10.04 RIGHTS OF THE BANK WITH OR WITHOUT DEFAULT: The Borrower agrees that the Bank may at any time and at its option, whether or not the Borrower is in default:

            (a)  Send verification requests to any Account Debtor;

            (b)  Make inquiries of the Borrower's trade vendors;

     and, upon the occurrence of an Event of Default:

            (c) Require the Borrower to direct all Account Debtors to forward all remittances, payments and proceeds of the Collateral directly to the Bank at such address as the Bank may designate. In connection therewith, the Borrower hereby irrevocably constitutes and appoints the Bank as its attorney-in-fact to endorse the Borrower's name on any notes, acceptances, checks, drafts, money orders or other evidence of payment that may come into the Bank's possession; and

            (d) Require the Borrower to deliver to the Bank, at such times designated by the Bank, records and schedules which show the status and condition of the Collateral, where it is located and such contracts or other matters which affect the Collateral.


                                         15 -

     10.05 INDEMNIFICATION: The Borrower agrees to hold the Bank harmless from and indemnify and defend the Bank from any liability, claim, loss or expense (including, but not limited to, reasonable attorneys' fees) arising from any transaction between the Borrower and any Account Debtor, other than caused by the Bank's gross negligence or willful misconduct, including, but not limited to, any loss, claim or liability arising from:

            (a) Any violation of any federal or state consumer protection law (including, but not limited to, the federal Truth-In-Lending Act) and regulations promulgated thereunder.

            (b)  Improper collection practices or procedures of the Borrower.

            (c) Any unlawful acts taken by the Borrower in connection with the collection of any account(s).

            (d) Any suit by any person against the Bank resulting or arising from such person's dealings with the Borrower.

     10.06 DISPUTE RESOLUTION. It is understood and agreed that upon the request of any party to this agreement any dispute, claim, or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable now existing or hereinafter arising between the parties in any way
arising out of, pertaining to or in connection with:  (1)   this Agreement, or
any related agreements, documents, or instruments, (2) all past and present loans, credits, accounts, deposit accounts (whether demand deposits or time deposits), safe deposit boxes, safekeeping agreements, guarantees, letters of credit, goods or services, or other transactions, contracts or agreements of any kind, (3) any incidents, omissions, acts, practices, or occurrences causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (4) any aspect of the past or present relationships of the parties, shall be resolved through a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. ("J-A-M-S") as follows:

            a) STEP I - MEDIATION: At the request of any party to the dispute, claim or controversy of the matter shall be referred to the nearest office of J-A-M-S for mediation, that is, an informal, non-binding conference or conferences between the parties in which a retired judge or justice for the J-A-M-S panel will seek to guide the parties to a resolution of the case.

            b) STEP II - CONTRACTS SECURED BY REAL ESTATE - TRIAL BY COURT REFERENCE [Section 638 (1)] CODE OF CIVIL PROCEDURE): If the dispute, claim or controversy has not been resolved by Step I mediation, them any remaining dispute, claim or controversy shall be submitted for determination by a trial on Order of Reference conducted by a retired judge or justice from the panel of J-A-M-S appointed pursuant to the provisions of California Code of Civil Procedure Section 638(1) or any amendment, addition or successor section thereto to hear the case and report a statement of decision thereon. The parties intend this general reference agreement to be specifically enforceable in accordance with said section. If this parties are unable to agree upon a member of the J-A-M-S panel to act as referee then one shall be appointed by the Presiding Judge of the county wherein the hearing is to be held. The parties shall pay in advance, to the referee, the estimated reasonable fees and costs of the reference, as may be specified in advance by the referee. The parties shall initially share equally, by paying their proportionate amount of the estimated fees and costs of the reference. Failure of any party to make such a fee deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend the cause(s) of action which is(are) the subject of the reference, but shall not otherwise serve to abate, stay or suspend the reference proceeding.

            c) PROVISIONAL REMEDIES, SELF HELP AND FORECLOSURE: No provision of, or the exercise of any right(s) under subparagraph (b), nor any other provision of this Dispute Resolution Provision, shall limit the right of any party to exercise self help remedies such as set off, to foreclose against any real or personal property collateral, or obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from any court having jurisdiction before, during or after the pendency of any mediation or trial on Order of Reference. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage, or by judicial foreclosure. The institution and maintenance of an action for provisional remedies pursuit of provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to mediation or trial on Order of Reference.

     10.07 WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS


                                         16 -

AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     10.08 RELIANCE: Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to the Bank.

     10.09 ATTORNEYS' FEES: Borrower shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees, incurred by Bank in connection with the administration, enforcement, or any refinancing or restructuring in the nature of a "work-out", of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder.

     10.10 NOTICES: All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, rapifax, Federal Express or other national overnight carrier or by Western Union telegram, addressed as set forth below or to such other address as may be specified from time to time in writing by either party to the other.

TO THE BORROWER:                             TO THE BANK:

GOLDEN STATE VINTNERS                        SANWA BANK CALIFORNIA
8418 S. Lac Jac Ave.                         2035 Fresno St., 2nd floor
Parlier, CA 93648                            Fresno, CA 93721

With a copy to:

FORREST, BINKLEY & BROWN                     SANWA BANK CALIFORNIA
800 Newport Center Drive, Ste. 725           Asset Based Finance Department
Newport Beach, CA 92660                      444 Market Street
                                             San Francisco, CA 94111

     10.11 WAIVER: Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

     10.12 CONFLICTING PROVISIONS: To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

     10.13 BINDING EFFECT; ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may sell, assign or grant participation in all or any portion of its rights and benefits hereunder, with the prior written consent of the Borrower, which consent shall not be unreasonably withheld. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower and any guarantor.


                                         17 -

     10.14 JURISDICTION: This Agreement, any notes issued hereunder, the rights of the parties hereunder to and concerning the Collateral, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts the parties hereby submit.

     10.15 HEADINGS: The headings herein set forth are solely for the purpose of identification and have no legal significance.

     10.16 ENTIRE AGREEMENT: This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements, including without limitation, that certain Accounts Receivable Credit Agreement dated April 21, 1995 by and between Bank and Borrower, are superseded hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.


 BANK:                                   BORROWER:

 SANWA BANK CALIFORNIA                   GOLDEN STATE VINTNERS

 By:                                     By:
    ------------------------------------    -----------------------------------

    ROBERT J. GRIFFIN, VICE PRESIDENT    --------------------------------------
              (Name/Title)                          (Name/Title)

                                         By:
                                            -----------------------------------

                                         --------------------------------------
                                                      (Name/Title)


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